UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NutriSystem, Inc.

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To our Stockholders:

You are cordially invited to attend our 2007 Annual Meeting of Stockholders on May 1, 2007. This meeting will be held at 10:00 a.m., local time, in the Musser Auditorium at Penn State Great Valley, 30 East Swedesford Road, Safeguard Scientifics Building, Malvern, Pennsylvania 19355. During the meeting, we will discuss each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement, update you on important developments in our business and respond to any questions that you may have about us.

Information about the matters to be acted on at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. Also enclosed with this Proxy Statement are your proxy card instructions for voting and the 2006 Annual Report.

I would like to take this opportunity to remind you that your vote is very important. Please take a moment now to cast your vote in accordance with the instructions set forth on the enclosed proxy card. In addition, if you would like to attend the meeting in person, please see the admission instructions set forth in the Notice of Annual Meeting of Stockholders accompanying this letter and on the enclosed proxy card.

I look forward to seeing you at the meeting.

Best regards,

Michael J. Hagan
Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 1, 2007

To the Stockholders of NutriSystem, Inc.:

Our Annual Meeting of Stockholders (the “Annual Meeting”) will be held at 10:00 a.m., local time, on Tuesday, May 1, 2007, in the Musser Auditorium at Penn State Great Valley, 30 East Swedesford Road, Safeguard Scientifics Building, Malvern, Pennsylvania 19355, for the following purposes:

1.	To elect seven directors to hold office until our 2008 Annual Meeting of Stockholders and until their successors are duly elected; and

2.	To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.

The Board of Directors has fixed the close of business on March 7, 2007, as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Whether or not you expect to attend the Annual Meeting in person, please complete, sign, date and return the enclosed form of proxy in the envelope provided.

By Order of the Board of Directors,

James D. Brown
Secretary

Horsham, Pennsylvania

April 2, 2007

Please Complete and Return Your Signed Proxy Card

Please complete and promptly return the enclosed proxy card in the envelope provided. Doing so will not prevent you from voting in person at the Annual Meeting, if you choose to do so. It will, however, help to assure that a quorum is present for the Annual Meeting.

NUTRISYSTEM, INC.

PROXY STATEMENT

This Proxy Statement, the foregoing notice and the form of proxy card enclosed herewith, which are first being mailed to stockholders on or about April 2, 2007, are furnished in connection with the solicitation by the Board of Directors (the “Board”) of NutriSystem, Inc., a Delaware corporation, for use at our 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m., local time, on Tuesday, May 1, 2007, and at any adjournment, postponement or continuation thereof, in the Musser Auditorium at Penn State Great Valley, 30 East Swedesford Road, Safeguard Scientifics Building, Malvern, Pennsylvania 19355. Only stockholders of record at the close of business on March 7, 2007 (the “Record Date”), shall be entitled to notice of and to vote at the Annual Meeting.

General Information

The questions and answers set forth below provide general information regarding this Proxy Statement and the Annual Meeting.

When are our Annual Report to stockholders and this Proxy Statement first being sent to stockholders?

Our 2006 Annual Report to stockholders and this Proxy Statement are being sent to stockholders beginning on or about April 2, 2007.

What will stockholders be voting on?

1.	To elect seven directors to hold office until our 2008 Annual Meeting of Stockholders and until their successors are duly elected; and

2.	To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.

Who is entitled to vote at the Annual Meeting and how many votes do they have?

Common stockholders of record at the close of business on the Record Date may vote at the Annual Meeting. Each share has one vote. There were 34,382,909 common shares outstanding on the Record Date.

How do I vote?

You must be present, or represented by proxy, at the Annual Meeting in order to vote your shares. Since many of our stockholders are unable to attend the Annual Meeting in person, we send proxy cards to all of our stockholders to enable them to vote.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. If you complete and return the enclosed proxy card, your shares will be voted by the proxies identified on the proxy card.

By completing and returning this proxy card, who am I designating as my proxy?

You will be designating Michael J. Hagan, our Chairman, President and Chief Executive Officer, and James D. Brown, our Executive Vice President, Chief Financial Officer, Secretary and Treasurer, as your proxies. They may act on your behalf together or individually and will have the authority to appoint a substitute to act as proxy.

How will my proxy vote my shares?

Your proxy will vote according to the instructions on your proxy card. If you complete and return your proxy card, but do not indicate your vote on business matters, your proxy will vote “FOR” each of the nominees named in Proposal. We do not intend to bring any other matter for a vote at the Annual Meeting and we do not know of anyone else who intends to do so. However, your proxies are authorized to vote on your behalf, in their discretion, on any other business that properly comes before the Annual Meeting.

How do I vote using my proxy card?

Simply mark, sign and date the enclosed proxy card and return it in the postage-paid envelope provided.

How do I revoke my proxy?

You may revoke your proxy for the Annual Meeting at any time after its submission and before it is exercised by:

•	submitting written notice of revocation of your proxy to our Secretary prior to voting at the Annual Meeting;

•	submitting a later dated proxy card; or

•	attending and voting by ballot at the Annual Meeting.

Who will count the votes?

An inspector of election designated by the Board will count the votes.

What constitutes a quorum?

As of the Record Date, we had 34,382,909 common shares outstanding. A majority of the outstanding shares entitled to be cast at the Annual Meeting, present or represented by proxy, constitutes a quorum. If you sign and return your proxy card, your shares will be counted in determining the presence of a quorum, even if you withhold your vote. If a quorum is not present at the Annual Meeting, the stockholders present in person or by proxy may adjourn the Annual Meeting to a date not more than 120 days after the Record Date, until a quorum is present.

How will my vote be counted?

With respect to Proposal 1, the election of directors, votes may be cast in favor of or withheld from one or all nominees. Votes that are withheld will not be included in the vote. Where brokers are prohibited from exercising discretionary authority in voting for beneficial owners who have not provided voting instructions (commonly referred to as “broker non-votes”), these shares will not be included in the votes cast, but will be counted in determining if there is a quorum at the Annual Meeting.

What percentage of our common shares do the directors and executive officers own?

Our directors and executive officers owned approximately 8.4% of our common shares as of the Record Date. (See the discussion under the heading “Share Ownership of our Directors, Officers and 5% Beneficial Owners” for more details.)

What vote is required for the proposals?

With respect to Proposal 1, directors are elected by a plurality of the votes, which means that the nominees with the most votes are elected.

Who is soliciting my proxy, how is it being solicited and who pays the cost?

The Board is soliciting your proxy. The solicitation process is being conducted primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile by our regular officers and employees, none of whom will receive special compensation for such services. We pay the cost of soliciting proxies and also reimburse stockbrokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of common shares.

When are stockholder proposals and director nominations for our 2008 Annual Meeting of Stockholders due?

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the 2008 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received by our Secretary at our offices at 300 Welsh Road, Building 1, Suite 100, Horsham, Pennsylvania 19044, not later than December 3, 2007.

PROPOSAL 1—ELECTION OF DIRECTORS

Our by-laws provide that the number of members of the Board shall be as fixed by the Board from time to time. The number of members of the Board is currently fixed at seven. Directors hold office for a term of one year.

This first proposal before the stockholders at the Annual Meeting is the election of seven directors to our Board. The Board recommends to the stockholders the election of the following designated nominees for election at the Annual Meeting, to serve as directors until the Annual Meeting of Stockholders held in 2008 and the election and qualification of his respective successor or until his earlier death, removal or resignation: Ian J. Berg, Robert F. Bernstock, Michael A. DiPiano, Michael J. Hagan, Warren V. Musser, Brian P. Tierney and Stephen T. Zarrilli.

All nominees are presently directors who have consented to be named and have agreed to serve if elected. If this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the Board, or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting or leave the position(s) vacant.

Biographical information concerning each nominee for election as director is set forth in the section of the Proxy Statement entitled “Our Board and Executive Officers.”

The seven nominees for director receiving the largest number of the votes cast at the Annual Meeting will be elected as directors. Shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owner or person otherwise entitled to vote and as to which the broker or nominee does not have discretionary voting power, i.e. , broker non-votes, will be treated as not present and not entitled to vote for nominees for election as directors. Votes withheld and broker non-votes will have no effect on the election of directors because they will not represent votes cast at the Annual Meeting for the purpose of electing directors.

The Board unanimously recommends a vote FOR each of the nominees named in Proposal 1.

OUR BOARD AND EXECUTIVE OFFICERS

Michael J. Hagan, 44, has served as the Chairman of our Board and as our Chief Executive Officer since December 2002 and as our President since July 2006. Prior to joining us, Mr. Hagan was the co-founder of Verticalnet, Inc., a business-to-business internet and software company, and held a number of executive positions at Verticalnet, Inc. since its founding in 1995, including Chairman of the Board from February 2002 to June 2005, President and Chief Executive Officer from January 2001 to February 2002, Executive Vice President and Chief Operating Officer from January 2000 to January 2001 and Senior Vice President prior to that time. Mr. Hagan is also a director of Verticalnet, Inc., a director of American Financial Realty Trust and a trustee of Saint Joseph’s University.

James D. Brown, 49, has served as our Chief Financial Officer since December 1999, our Treasurer since January 2000, our Secretary since January 2003 and our Executive Vice President since April 2005.

Thomas F. Connerty, 44, has served as Chief Marketing Officer since November 2004 and our Executive Vice President, Program Development since July 2006. Prior to joining us, Mr. Connerty was the Vice President of Marketing at the Nautilus Group, a retailer of commercial and home use fitness equipment, including the Bowflex Home Gym, from 1999 to 2004.

Bruce Blair, 50, has served as our Senior Vice President, Operations and Chief Information Officer since April 2005. Prior to joining us, Mr. Blair was the Chief Information Officer and Executive Vice President of Creditek, a finance and accounting outsourcing firm from March 2003 to March 2005. Before Creditek, Mr. Blair was the President of GovXcel, a leading application provider of software used by municipalities to automate back office functions, from January 2001 to December 2001. He also served as Chief Information Officer and Senior Vice President of Operations at VerticalNet, Inc. from March 1999 to December 2000.

Ian J. Berg, 65, has served on our Board since February 2003. He is a managing director of the Eastern Technology Fund, L.P., a venture fund, which he established in March 2000. Mr. Berg is a director of a number of private companies and non-profit organizations.

Robert F. Bernstock, 56, was elected to our Board of Directors in December 2005. Mr. Bernstock served as President of The Scotts Miracle-Gro Company from October 2005 through September 2006, and prior to that served as an Executive Vice President since June 2003. Mr. Bernstock served as Senior Vice President and General Manager of The Dial Corporation from October 2002 to May 2003. He was President, Chief Executive Officer and a board member of Atlas Commerce, Inc. from January 2001 to January 2002. Mr. Bernstock was President, Chief Executive Officer and a board member of Vlasic Foods International Inc. from March 1998 to January 2001. Mr. Bernstock served as Executive Vice President of Campbell Soup Company and President of its Specialty Food Division from July 1997 to March 1998. Prior to that he served as President of the U.S. and International divisions of Campbell Soup Company. Mr. Bernstock serves as a director of The Pantry, Inc. and a number of private companies.

Michael A. DiPiano, 48, has served on our Board since December 2002. He has been the managing general partner of NewSpring Capital, a venture capital firm, since December 2001, and a general partner of NewSpring Ventures, L.P., a private equity fund, since September 2000. Mr. DiPiano was Chairman and Chief Executive Officer of Maxwell Systems, Inc., a business management software company, from 1998 to 2002, where he is currently Chairman of the Board. Mr. DiPiano is a director of Prescient Applied Intelligence, Inc. and a number of private companies.

Warren V. (Pete) Musser, 80, has served on our Board since February 2003. He is President and Chief Executive Officer of The Musser Group, a financial consulting company. Mr. Musser served as Chairman and Chief Executive Officer of Safeguard Scientifics, Inc. from 1953 until 2001. Mr. Musser is a director of Internet

Capital Group, Inc. and Chairman of the Board of Directors of Telkonet, Inc. Mr. Musser serves on a variety of civic, educational and charitable boards of directors.

Brian P. Tierney, 50, has served on our Board since February 2003. He has been Publisher of the Philadelphia Inquirer and Daily News and Chief Executive Officer of its parent company, Philadelphia Media Holdings LLC since June 2006 and August 2006, respectively. He previously served as Chairman and Chief Executive Officer of Tierney Holdings LLC, a private investment firm. From June 2004 to March 2005, he was Vice Chairman of Advanta Corp. Prior to that he was the founding partner of T2 Group, a public relations firm, from November 2003 until it was sold to Advanta Corp. In 1989, Mr. Tierney founded Tierney Communications, and from that time to 2003, he held a number of positions with the firm including founder/Chairman, President and Chief Executive Officer. In 1998, Tierney Communications was sold to Interpublic Group. Mr. Tierney serves on a variety of civic, educational and charitable boards of directors.

Stephen T. Zarrilli, 46, has served on our Board since December 29, 2003. He is the managing partner of Penn Valley Management Group, LLC, a private-equity investment and consulting firm. Through Penn Valley Management Group, Mr. Zarrilli also currently serves as the Acting Chief Financial Officer of Safeguard Scientifics, Inc. Previously, he was the Chief Financial Officer of Fiberlink Communications Corp., a leading provider of remote access VPN solutions for large enterprises, from August 2001 to December 2004, Chief Executive Officer of Concellera Software, Inc. from October 2000 to August 2001, and Chief Executive Officer of U.S. Interactive, Inc., a software company, from 1999 to 2000.

Corporate Governance—Board and Committees

The Board is responsible for the supervision of our overall affairs. The Board met on six occasions in the year ended December 31, 2006. Each director attended at least 75% of all Board and applicable committee meetings during 2006, except Mr. Musser, who attended 67% of such meetings. All then current members of the Board attended the 2006 Annual Meeting except Messrs. Berg and Bernstock. Directors will be expected to attend future annual meetings if we receive indications of stockholder participation.

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Information regarding the members of each Committee and their responsibilities are set forth below.

Stockholders and other interested parties who wish to communicate with our non-management directors should send their correspondence to: NutriSystem Non-Management Directors, c/o Compliance Officer, NutriSystem, Inc., 300 Welsh Road, Building 1, Suite 100, Horsham, PA 19044, or nonmanagementdirectors@nutrisystem.com.

Director Independence.  The Board consists of seven members of which six are non-management directors. The standards relied upon by the Board in affirmatively determining whether a director is “independent,” in compliance with the rules of the Nasdaq Stock Market LLC (“Nasdaq”), are comprised, in part, of those objective standards set forth in the Nasdaq rules. The Board is responsible for ensuring that independent directors do not have a material relationship with the Company or its affiliates or any executive officer of the Company or his or her affiliates. These guidelines are consistent with the independence requirements of the Nasdaq listing standards and are set forth in the Company’s Corporate Governance Guidelines, which are available on the Company’s website, www.nutrisystem.com.

The Board, in applying the above-referenced standards, has affirmatively determined that the Company’s current independent directors are: Ian J. Berg, Michael A. DiPiano, Warren V. (Pete) Musser, Brian P. Tierney and Stephen T. Zarrilli. During 2006, Robert F. Bernstock was also determined to be independent prior to his entry into a position with the Company as a consultant in 2007.

Compensation of Directors

The following table provides information regarding compensation for our non-employee directors in 2006, which reflects the directors fees and stock awards described below. The table does not include compensation for reimbursement of travel expenses related to attending Board or Board Committee meetings.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards (2) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Ian J. Berg	25,000	25,039	—	—	—	—	50,039
Robert F. Bernstock (1)	25,000	58,410	—	—	—	—	83,410
Michael A. DiPiano	22,000	25,039	—	—	—	—	47,039
Warren V. (Pete) Musser	20,000	25,039	—	—	—	—	45,039
Brian P. Tierney	22,000	25,039	—	—	—	—	47,039
Stephen T. Zarrilli	30,000	25,039	—	—	—	—	55,039

(1)	In 2003, the Company issued 8,000 stock options to Mr. Bernstock for consulting services. Pursuant to Emerging Issues Task Force Issue No. 00-19, these options were classified as a liability award upon the adoption of Statement of Financial Standards No. 123R. The fair value of these vested and unexercised options was estimated using the Black Scholes option pricing model and reclassified from equity to a current liability as of January 1, 2006. This fair value is remeasured at each financial statement date until the options are settled or expire. During 2006, $218,400 was recorded as expense based on the remeasurement of these options. This expense is not included in the above table as director compensation.
(2)	The amounts reported in the Stock Awards column relate to restricted shares granted under our 2000 Equity Incentive Plan for Outside Directors and Consultants. These amounts are equal to the dollar amounts recognized in 2006 with respect to the non-employee directors’ stock awards for financial reporting purposes. The grant date fair value of stock awards granted to each non-employee director in 2006 was $25,039. Information concerning these amounts may be found in Item 8, Financial Statements and Supplementary Data and Note 11 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2007. At December 31, 2006, each non-employee director held 395 restricted shares that were fully vested, but subject to a one year restriction on sale, and Mr. Bernstock also held 1,627 restricted shares subject to vesting.

Employee Directors do not receive any additional compensation for their services as directors.

Non-employee directors are compensated pursuant to our Compensation Policy for Non-Employee Directors, which was effective December 19, 2005. This plan provides for cash and equity compensation.

Upon first appointment or election to the Board of Directors, a new non-employee director will receive shares of restricted stock with a value of $100,000. Vesting will be one-third each year for three years on the anniversary of the date of grant. The number of restricted shares shall be determined by dividing $100,000 by the closing price per common share on the date of grant and rounded to the nearest whole number.

Non-employee directors also receive an annual equity retainer grant. Each non-employee director will receive shares of restricted stock with a value of $25,000. Grants will be made at the end of each fiscal year. Shares will be fully vested on the date of grant, but may not be sold until the first anniversary of the date of grant. The number of restricted shares shall be determined by dividing $25,000 by the closing price per common share on the date of grant and rounded to the nearest whole number.

Each non-employee director receives an annual cash retainer fee of $20,000. Additional fees are paid for committee service. The chair of the Audit Committee receives an annual cash retainer of $10,000. The chair of each standing board committee other than the Audit Committee receives an annual cash retainer of $2,000. Non-chair members of the Audit Committee are paid an annual cash retainer of $5,000. Non-chair members of committees other than the Audit Committee receive no additional compensation.

Audit Committee. The Audit Committee was established by and amongst the Board for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company.

The members of the Audit Committee are Ian J. Berg, Michael A. DiPiano and Stephen T. Zarrilli. Mr. DiPiano’s appointment to the Audit Committee in January 2007 was concurrent with Robert F. Bernstock’s resignation from the Audit Committee. The Audit Committee is responsible for establishing and reviewing our internal control over financial reporting and operating procedures to ensure that we comply with all applicable laws, regulations, generally accepted accounting standards and customary operating procedures and practices. A current copy of the charter for the Audit Committee is available on the Company’s website, www.nutrisystem.com. In the opinion of the Board, all the members of the Committee meet the Nasdaq independence requirements. The Board has determined that the Audit Committee Chairman, Mr. Zarrilli, qualifies as an Audit Committee Financial Expert as defined by the rules of the Securities and Exchange Commission. For relevant experience of Mr. Zarrilli that qualifies him as audit committee financial expert, please see his biographical information on page 6.

The Audit Committee met five times in 2006.

For information on audit fees, see “Independent Public Accountants.”

Compensation Committee. The members of the Compensation Committee are Michael A. DiPiano and Brian P. Tierney. The Compensation Committee has responsibility for administering and approving all elements of compensation for the senior management. It also approves, through direct action or delegation, the design of and participation in our equity incentive plans. The Committee also advises and makes recommendations to the Board on non-management director compensation. The Committee reports to stockholders on executive compensation items as required by the Securities and Exchange Commission. In the opinion of the Board, all the members of the Committee meet the Nasdaq independence requirements.

The Compensation Committee operates under a formal charter adopted by the Board that governs its duties and standards of performance. Copies of the Charter can be obtained free of charge from the Company’s website, www.nutrisystem.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of the Secretary.

The Compensation Committee met five times in 2006.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Michael A. DiPiano and Brian P. Tierney. This Committee is responsible for recommending qualified candidates to the Board for election as directors, including the slate of directors that the Board proposes for election by stockholders at Annual Meetings. The Committee recommends candidates based upon their business or professional experience, the diversity of their background and their array of talents and perspectives. The Committee identifies candidates through a variety of means, including recommendations from members of the Board and suggestions from our management including the Chairman and Chief Executive Officer. In addition, the Committee considers candidates recommended by third parties. Stockholders wishing to recommend director candidates for consideration by the Committee may do so by writing our Secretary, giving the recommended candidate’s name, biographical data and qualifications.

The Nominating and Corporate Governance Committee operates under a formal charter adopted by the Board that governs its duties and standards of performance. Copies of the Charter can be obtained free of charge from the Company’s website, www.nutrisystem.com, or by contacting the Company at the address appearing on the first page of this proxy statement to the attention of the Secretary.

The Nominating and Corporate Governance Committee met five times in 2006.

Code of Conduct

The Board has adopted a Code of Conduct which outlines the principles, policies and laws that govern our activities and establishes guidelines for conduct in the workplace. The Code of Conduct applies to directors as well as employees, including senior financial officers. Every director and employee is required to read the Code of Conduct. A copy of the Code of Conduct will be supplied free of charge by submitting a request to our Secretary, NutriSystem, Inc., 300 Welsh Road, Building 1, Suite 100, Horsham, PA 19044. A copy of the Code of Conduct is also available on the investor relations section of our website, www.nutrisystem.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives

The objectives of the Company’s compensation program are to a) attract and retain highly effective senior executive officers, including named executive officers, and b) align these executive officers’ interests with those of long-term stockholders. The compensation program is designed to accomplish these objectives cost effectively and with a predictable income statement impact, while providing rewards to senior executives if they generate superior returns for stockholders. The compensation program is further designed to accomplish these objectives with simplicity and transparency to ensure the reward structure is clear to Company executives and stockholders.

Components

The compensation program for senior executives consists of a) a base salary b) an annual cash bonus, c) stock options (prior to December 2005), and d) restricted stock grants (December 2005 and after). Senior executives are also eligible for the same health and welfare benefits package offered to all other employees of the Company.

To attract and retain highly effective executives the Company relies more heavily on incentive compensation (bonus and equity) than base salary. The Compensation Committee believes base salaries for key executives are at or below the average for similar positions in its labor market. In attracting talented executives, the Committee believes the potential rewards of incentive compensation have offset the relatively modest base salaries offered and, it further believes, executives that find this mix of compensation attractive are more likely to be entrepreneurial and focused on stockholder value in their decision-making.

The Company evaluates the base compensation of its executives at least annually. The Compensation Committee approves any changes to the Chief Executive Officer’s salary and reserves the right to review the salaries paid to other executives. From time to time, the Company has increased the base compensation of certain executives other than the Chief Executive Officer (discussed below) based on a) changes in responsibility, b) performance and contribution, and c) changes in the market value of these executives.

Cash bonuses are tied to current year earnings. The aggregate bonus pool for all company employees is calculated using a predetermined formula established by the Compensation Committee at the start of each year. The formula is based on earnings before interest and taxes and rewards growth in earnings. The Compensation Committee may reduce the size of the bonus pool if certain operational objectives are not met. In 2005 and 2006, most employees received a bonus allocation from the bonus pool. The allocation of the bonus pool among the employees, including senior executives, is at the discretion of the Compensation Committee. The Chief Executive Officer, Chief Financial Officer and other senior executives discuss and jointly develop recommended bonus allocations among the staff within the various functional areas of the Company. In addition, the Chief Executive Officer prepares an allocation of bonus payments among the senior executive group. In consultation with the Chief Executive Officer, the Compensation Committee evaluates, adjusts and approves the amount and allocation of the bonus pool. In determining the cash bonus allocation among senior executives, the Compensation Committee and the Chief Executive Officer consider each executive’s a) contribution to current and long-term corporate goals, and b) value in the labor market.

One named executive officer has an employment contract which specified minimum bonus payments in December 2005 and 2006. The actual bonus paid to this executive was substantially in excess of the minimum specified, and no future minimum payments are provided for in that employment agreement. No other named executive officer has an employment agreement with the Company.

Prior to December 2005, the Company provided equity incentives to senior executives in the form of stock options. Subsequently, the Company used restricted stock grants in place of stock options for equity incentives.

All equity grants to executives provide for vesting over three years. In 2005 and 2006, the only equity incentives provided were stock option or restricted stock grants to new employees on their date of hire. The size of the option or restricted stock grants to newly hired executives was determined based upon a) the economic value of the grant, and b) the estimated market value and potential contribution of the executive being considered. In this timeframe no restricted stock or stock options were granted to ongoing employees.

Chief Executive Officer Compensation

The Compensation Committee reviews the compensation, including the base salary, of the Chief Executive Officer annually. The base compensation of the Chief Executive Officer has not changed since 2003. The Compensation Committee believes the current annual base salary of the Chief Executive Officer, $165,000, is substantially below that paid to similarly situated executives. As of December 31, 2006, the Chief Executive Officer had no unvested stock option or grants. The Company has no employment contract with the Chief Executive Officer. The Chief Executive Officer and the Compensation Committee agree that the value of the Chief Executive Officer’s vested stock options and the shares he owns outright substantially align his interests with the Company’s other stockholders.

Other Compensation Considerations

One of the named executive officers has an employment agreement with the Company. Under this agreement the Company would make certain payments to the executive if he were terminated under certain conditions. There are no agreements with any named executive officers concerning payments in the event of a change of control transaction.

Aside from a 401K defined contribution program, the Company has no pension or other deferred compensation program for senior executives or any other employee.

In 2006 the Compensation Committee retained an outside consultant to assess the labor market for certain executive positions and to compare the Company’s executive compensation practices with general industry practice. In addition to determining market base and total compensation levels for certain positions, the consultant assessed the forms of equity and other long term incentive executive compensation used by similar firms. The Company is evaluating alternative compensation strategies going forward.

REPORT OF THE COMPENSATION COMMITTEE

Our Committee reviewed and discussed the “Compensation Discussion and Analysis” with management, and based on such review and discussions, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

This report is submitted by the Compensation Committee on March 19, 2007.

Michael DiPiano

Brian Tierney

Summary Compensation Tables

Summary Compensation Table for Fiscal Year 2006

The following table sets forth certain information regarding compensation earned by the Company’s Chief Executive Officer, the Company’s Chief Financial Officer and the three other most highly paid executive officers for the fiscal year ended December 31, 2006 (the “Named Executive Officers”).

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Option Awards (1) ($) (f)	All Other Compensation (2) ($) (i)	Total ($) (j)
Michael J. Hagan Chairman, President and Chief Executive Officer	2006	165,000	295,000	37,772	—	497,772

James D. Brown Executive Vice President, Administration, Chief Financial Officer, Secretary and Treasurer	2006	191,539	380,000	53,698	7,249	632,486

Thomas F. Connerty Executive Vice President, Program Development and Chief Marketing Officer	2006	235,817	450,000	397,775	9,069	1,092,661

Bruce Blair Senior Vice President, Operations and Chief Information Officer	2006	179,692	355,000	227,542	5,877	768,111

George Jankovic (3) Former President, Chief Operating Officer and Director	2006	135,865	—	76,782	5,435	218,082

(1)	The amounts reported in the Option Awards column represent the compensation cost recognized pursuant to Statement of Financial Accounting Standards No. 123(R) in the Company’s financial statements, not reduced by the estimated forfeiture rate. The cost includes amounts from awards granted prior to 2006. Information concerning these amounts may be found in Item 8, Financial Statements and Supplementary Data and Notes 2 and 11 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2007.
(2)	The amounts represent the Company’s matching contributions under the 401(k) plan.
(3)	Mr. Jankovic served as our President and Chief Operating Officer until his resignation on July 25, 2006.

Grant of Plan-Based Awards Table

There were no grants of plan-based awards to the Named Executive Officers for the fiscal year ended December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth outstanding equity awards for the Named Executive Officers at December 31, 2006.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Michael J. Hagan Chairman, President and Chief Executive Officer	349,334	—	—	0.58	06/17/2013	—	—	—	—
James D. Brown Executive Vice President, Administration, Chief Financial Officer, Secretary and Treasurer	28,333	28,334	—	2.05	10/22/2014	—	—	—	—
Thomas F. Connerty Executive Vice President, Program Development and Chief Marketing Officer	150,000	175,000	—	2.64	11/16/2014	—	—	—	—
Bruce Blair Senior Vice President, Operations and Chief Information Officer	—	83,334	—	6.38	04/06/2015	—	—	—	—

Each option has a ten year life and an exercise price per share equal to 100% of the estimated fair market value of our common stock on the grant date. Each option is exercisable in three equal cumulative installments commencing on the first, second and third anniversaries of the grant date, assuming that the option holder remains an employee. We have not granted any stock awards to the Named Executive Officers.

Option Exercises and Stock Vested Table

The following table sets forth information regarding option exercises for the Named Executive Officers during 2006. None of the Named Executive Officers have been granted any stock awards.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Michael J. Hagan Chairman, President and Chief Executive Officer	—	—	—	—
James D. Brown Executive Vice President, Administration, Chief Financial Officer, Secretary and Treasurer	153,667	5,496,670	—	—
Thomas F. Connerty Executive Vice President, Program Development and Chief Marketing Officer	25,000	1,547,006	—	—
Bruce Blair Senior Vice President, Operations and Chief Information Officer	41,666	1,521,081	—	—
George Jankovic (1) Former President, Chief Operating Officer and Director	346,500	19,983,169	—	—

(1)	Mr. Jankovic served as our President and Chief Operating Officer until his resignation on July 25, 2006.

Equity Compensation Plan Information at Fiscal Year Ended December 31, 2006

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights (1) (#)	(b) Weighted-average exercise price of outstanding options, warrants and rights (2) ($)	(c) Number of securities remaining available for future issuance under equity compensation plans [excluding securities reflected in column (a)] (#)
Equity compensation plans approved by security holders	1,404,978	3.97	1,371,498
Equity compensation plans not approved by security holders	—	—	—

(1)	Consists of 1,365,328 shares of our common stock issuable upon the exercise of outstanding options and 39,650 shares of our common stock issuable upon the vesting of restricted stock awards under our Equity Incentive Plans.
(2)	Includes the weighted-average exercise price of stock options outstanding of $3.97 and no amount for the restricted stock awards.

REPORT OF THE AUDIT COMMITTEE

In the section below, we describe our financial and accounting management policies and practices.

The current Audit Committee of the Board is composed of independent directors, as defined by Nasdaq rules, and operates under a written charter adopted by the Board. In December 2003, Stephen Zarrilli was appointed to, and named Chairman of, the Audit Committee. In January 2007, Michael A. DiPiano was appointed to the Audit Committee and Robert F. Bernstock concurrently resigned from the Audit Committee, but remains on the Board of Directors.

The responsibilities of the Audit Committee include recommending to the Board an independent registered public accounting firm to be engaged. Management is responsible for our internal controls and financial reporting process, including our system of controls over the safeguarding of assets and for the preparation of financial statements in accordance with U.S. generally accepted accounting principles. Management is specifically responsible for the Company’s compliance with the requirements of the Sarbanes-Oxley Act of 2002. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The independent registered public accounting firm is also responsible for auditing management’s assessment of internal control over financial reporting and expressing an opinion on the design and effectiveness of management’s internal control over financial reporting as of our fiscal yearend. The Audit Committee’s responsibility is to oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that our 2006 consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm, as well as the internal controls over financial reporting. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with the Audit Committees.”

The Audit Committee has also discussed with KPMG LLP the matters required to be discussed pursuant to all relevant professional and regulatory standards. In addition, the Audit Committee has, pursuant to the relevant professional and regulatory standards, discussed with, and received the required written disclosures and a confirming letter from KPMG LLP regarding its independence and has discussed with KPMG LLP its independence from the Company and its management. The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accountants to the Company is compatible with maintaining the auditor’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.

This report is submitted by the Audit Committee on March 19, 2007.

Stephen T. Zarrilli

Ian J. Berg

Michael A. DiPiano

SHARE OWNERSHIP OF OUR DIRECTORS, OFFICERS AND 5% BENEFICIAL OWNERS

The following table shows as of December 31, 2006, the amount and percentage of our outstanding common stock beneficially owned by each person who is known by us to beneficially own more than 5% of our outstanding common stock.

Name and Address of 5% Beneficial Owner	Shares Beneficially Owned (1)	Percent of Outstanding Common Stock

Turner Investments Partners, Inc. (2) 1205 Westlakes Drive, Suite 100 Berwyn, PA 19312	2,288,805	6.5%

Trafelet & Company, LLC (3) 900 Third Avenue—5th Floor New York, NY 10022	1,802,000	5.1%

Bridger Management, LLC (4) 101 Park Avenue—48th Floor New York, NY 10178	1,766,500	5.0%

The following table shows as of March 7, 2007, the amount and percentage of our outstanding common stock beneficially owned (unless otherwise indicated) by each of our (i) directors and nominees for director, (ii) Named Executive Officers and (iii) our directors, nominees for director and executive officers as a group.

Name of Beneficial Owner	Shares Beneficially Owned (1)(5)	Shares Acquirable Within 60 Days (6)	Percent of Outstanding Common Stock (%)
Michael J. Hagan 300 Welsh Road Building 1, Suite 100 Horsham, PA 19044	1,858,049	349,334	5.3%
James D. Brown	240,166	28,333	*
Thomas F. Connerty	129,500	125,000	*
Bruce Blair	41,667	41,667	*
Ian J. Berg (7)	47,249	15,000	*
Robert F. Bernstock	11,445	8,000	*
Michael A. DiPiano (8)	511,550	3,545	1.5%
Warren V. Musser	1,893	—	*
Brian P. Tierney (9)	90,024	—	*
Stephen T. Zarrilli	8,905	—	*
All directors, nominees for directors and executive officers as a group (10 persons)	2,940,448	570,879	8.4%

*	less than 1%.
(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Under those rules and for purposes of the table above (a) if a person has decision making power over either the voting or the disposition of any shares, that person is generally deemed to be a beneficial owner of those shares; (b) if two or more persons have decision making power over either the voting or the disposition of any shares, they will be deemed to share beneficial ownership of those shares, in which case the same shares will be included in share ownership totals for each of those persons; and (c) if a person held options to purchase shares that were exercisable on, or became exercisable within 60 days of, March 7, 2007, that person will be deemed to be the beneficial owner of those shares and those shares (but not shares that are subject to options held by any other stockholder) will be deemed to be outstanding for purposes of computing the percentage of the outstanding shares that are beneficially owned by that person. Information supplied by officers and directors.

(2)	This information is based on Schedule 13G filed with the SEC on January 19, 2007.
(3)	This information is based on Schedule 13G/A filed with the SEC on February 14, 2007.
(4)	This information is based on Schedule 13G/A filed with the SEC on February 21, 2007.
(5)	The shares set forth as beneficially owned by our executive officers and directors do not include the following outstanding options because they are not exercisable within 60 days of March 7, 2007: Mr. Brown (28,334); Mr. Connerty (175,000); and Mr. Blair (41,667).
(6)	Unless otherwise noted, reflects the number of shares that could be purchased by exercise of options available at March 7, 2007, or within 60 days thereafter under our stock option plans.
(7)	The shares set forth as beneficially owned by Mr. Berg include 20,224 shares that are owned by Eastern Technology Fund, L.P., 178 owned by ETF GP, LP, 133 shares held by the Berg Family Trust, of which Mr. Berg’s spouse is a trustee, and 89 shares that are owned by his spouse.
(8)	The shares set forth as beneficially owned by Mr. DiPiano include 508,005 shares that are owned by NewSpring Ventures L.P., of which Mr. DiPiano is a managing director.
(9)	The shares set forth as beneficially owned by Mr. Tierney include 7,297 shares that are owned by the Tierney Family Foundation, of which Mr. Tierney is a trustee.

Employment Agreements

On April 14, 2005, our Board of Directors appointed Thomas J. Connerty as an executive officer with the title of Executive Vice President and Chief Marketing Officer. On October 4, 2004, we entered into an employment agreement with Mr. Connerty, which became effective on November 30, 2004. Under the agreement, Mr. Connerty’s initial salary is $225,000 per year. Mr. Connerty is eligible to receive a bonus at the discretion of our Compensation Committee. In addition, Mr. Connerty was paid a guaranteed bonus of $30,000 on December 15, 2004 and another guaranteed bonus of $30,000 on December 12, 2006. Under the agreement, Mr. Connerty was granted an option to purchase 525,000 shares of our common stock at an exercise price of $2.64 per share. The option vests in three equal annual installments commencing on November 30, 2005. The agreement has a term of one year with an automatic one-year renewal term unless either party gives advance notice of non-renewal. If Mr. Connerty is terminated without cause then, in exchange for a mutual release, (1) we will pay a lump sum severance payment in an amount equal to six months of the salary then in effect, (2) we will provide group healthcare, group life, and accident, death, and disability coverage for six months at Mr. Connerty’s normal contribution rates, (3) Mr. Connerty’s covenants against non-competition will be reduced to a six-month period from the termination date, and (4) unvested options granted to Mr. Connerty in 2004 will be accelerated to a six-month vesting period and vested options granted in 2004 will be exercisable for a period equal to one month for each month of Mr. Connerty’s employment, with a minimum of six months and a maximum of 36 months after his termination date. The potential payment upon termination without cause as of December 31, 2006 is $455,104.

INDEPENDENT PUBLIC ACCOUNTANTS

We engaged KPMG LLP, an independent registered public accounting firm, to audit our financial statements for the year ended December 31, 2006. We expect to engage KPMG LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2007, subject to review and approval by the Audit Committee. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions from our stockholders.

The aggregate fees billed to the Company for professional services rendered for the years 2006 and 2005 were as follows:

Audit Fees

The aggregate fees billed by KPMG LLP for professional services for the audit of our annual consolidated financial statements for 2006, the audit of internal control over financial reporting and the review of the consolidated financial statements included in our Forms 10-Q for the first, second and third quarter 2006 were $503,100. In 2006, KPMG LLP also billed $5,000 in connection with a registration statement that we filed in May 2006. In 2005, the aggregate fees billed by KPMG LLP for professional services for the audit of our annual consolidated financial statements, the audit of internal control over financial reporting and the review of the consolidated financial statements included in our Forms 10-Q for the first, second and third quarter 2005 were $375,000. In 2005, KPMG LLP also billed $59,850 in connection with a registration statement that we filed in June 2005.

Audit-Related Fees

There were no audit-related fees billed by KPMG LLP in 2006 and 2005.

Tax Fees

Fees for tax services, including tax consulting, totaled $7,400 in 2006 and $29,112 in 2005.

All Other Fees

Other than the services described above, KPMG LLP did not provide any other services to the Company in 2006 and 2005.

Pre-approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence from us. To implement these provisions of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission has issued rules specifying the types of services that an independent registered public accounting firm may not provide to its audit client, as well as the Audit Committee’s administration of the engagement of the independent registered public accounting firm. Hence, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

OTHER MATTERS

The Board does not know of any other matter that may be brought before the Annual Meeting. However, if any such other matters are properly brought before the meeting, it is the intention of the proxy agents to vote the shares represented thereby in accordance with the recommendation of the Board on such matters.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of Securities Exchange Act of 1934, as amended, requires that our officers and directors and persons who own more than 10% of our common stock file reports of their ownership with the Securities and Exchange Commission. Based solely on our review of the copies of such reports received by us, or written representations received from reporting persons, during the year ended December 31, 2006, all of the Company’s directors, executive officers, and greater than ten percent stockholders complied with all Section 16(a) filing requirements except an untimely Form 4 filing was made for Brian Tierney, Director.

RELATED TRANSACTIONS

As of January 1, 2007, the Company entered into a consulting agreement with Robert F. Bernstock, a member of the Company’s Board of Directors (the “Consulting Agreement”). The term of the Consulting Agreement ends June 30, 2007 or at the time it is terminated earlier by the mutual agreement of the Company and Mr. Bernstock (the “Consulting Term”). During the Consulting Term, Mr. Bernstock shall provide services to the Company as may be requested by the Company’s Chief Executive Officer from time to time including but not limited to advisory services in connection with the Company’s retail, international and corporate partnership marketing initiatives (collectively, the “Services”).

During the Consulting Term, the Company shall pay Mr. Bernstock $37,500 per month ($225,000 if the Consulting Term continues through June 30, 2007) for performance of the Services and the Company shall reimburse Mr. Bernstock for all reasonable out-of-pocket expenses incurred by him in connection with such performance of the Services.

Our policy for related party transactions that would require disclosure under SEC regulations is that these must be approved in advance by the Board. Mr. Bernstock’s agreement was approved by the Board under this policy.

ANNUAL REPORT

A copy of our Annual Report for the fiscal year ended December 31, 2006, is being mailed to our stockholders with this Proxy Statement.

NutriSystem, Inc.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 1, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Michael J. Hagan and James D. Brown, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of our common stock, which the undersigned may be entitled to vote at the Annual Meeting of our Stockholders to be held in the Musser Auditorium at Penn State Great Valley, 30 East Swedesford Road, Safeguard Scientifics Building, Malvern, Pennsylvania 19355, on Tuesday, May 1, 2007 at 10:00 a.m., local time, and at any adjournment, postponement or continuation thereof, as follows:

1.	ELECTION OF DIRECTORS.

☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY to vote for the nominees listed below

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name on the following list:

Ian J. Berg, Robert F. Bernstock, Michael A. DiPiano, Michael J. Hagan, Warren V. Musser, Brian P. Tierney and Stephen T. Zarrilli.

2.	In their discretion, the proxy holders, on behalf of and at the discretion of our Board of the Directors, are authorized to vote with respect to matters incident to the conduct of the Annual Meeting and upon such other business as may properly come before the Annual Meeting, pursuant to SEC Rules, and any adjournment, postponement or continuation thereof.

This proxy will be voted as specified. If a choice is not specified, the shares represented by this proxy will be voted “FOR” each director nominee.

This proxy should be dated, signed by the stockholder(s), and returned promptly to us in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

SIGNATURE

SIGNATURE

DATE:                     , 2007